UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 29, 2005

TeamStaff, Inc.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-18492

New Jersey (State or other jurisdiction of incorporation or organization)	22-1899798 (I.R.S. Employer Identification No.)

300 Atrium Drive

Somerset, NJ 08873

(Address and zip code of principal executive offices)

(732) 748-1700

(Registrant's telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On August 29, 2005, TeamStaff, Inc. announced that its Board of Directors accelerated the vesting of certain unvested and "out-of-the-money" stock options previously awarded to employees and officers that have exercise prices per share of $1.60 or higher. As a result, options to purchase 368,000 shares of TeamStaff stock became exercisable immediately. None of these options had economic value as of the announcement, based on the August 29, 2005 closing price of $1.35.

Options held by non-employee directors issued under the Company's Non-Employee Director Plan are excluded from the vesting acceleration. In addition, in order to prevent unintended personal benefits to executive officers, restrictions will be imposed on any shares received through the exercise of accelerated options held by those individuals. Those restrictions will prevent the sale of any shares received from the exercise of an accelerated option prior to the original vesting date of the option or the individual's termination of employment, whichever is earlier.

Under the recently revised Financial Accounting Standards Board Statement No. 123, "Share-Based Payment," TeamStaff will apply the expense recognition provisions relating to stock options beginning in the first quarter of 2006. As a result of the acceleration, the company expects to reduce the stock option expense it otherwise would be required to record by approximately $100,000 in 2006 and $11,000 in 2007, each on a pre-tax basis.

Item 8.01.    Other Events.

On August 29, 2005, the company issued a press release announcing the acceleration of vesting described under Item 1.01 of this report on Form 8-K. A copy of the press release is attached as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

c) Exhibits

99.1 Press release dated August 29, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TeamStaff, Inc.
By:	/s/ James D. Houston
Name: James D. Houston Title: Vice President of Business and Legal Affairs/General Counsel Date: August 29, 2005